Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 19 DATED OCTOBER 9, 2012
TO THE PROSPECTUS DATED OCTOBER 7, 2011
This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated October 7, 2011, as supplemented by supplement no. 12 dated April 20, 2012, supplement no. 17 dated July 20, 2012 and supplement no. 18 dated August 14, 2012. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose information regarding the extension of our primary offering.
Extension of the Offering
Our board of directors has approved an extension of our primary offering of 200,000,000 shares until the earlier of the sale of all 200,000,000 shares or October 11, 2013. Subscriptions with all related documents and funds must be dated on or before October 11, 2013 and submitted promptly. We will not issue shares in our primary offering, regardless of the date of the documents, after October 25, 2013. Under rules promulgated by the SEC, in some circumstances we could continue our primary offering until as late as April 24, 2014. If we decide to continue our primary offering beyond October 25, 2013, we will provide that information in a prospectus supplement.
We plan to continue to offer shares under our dividend reinvestment plan beyond this date until we have sold 80,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue this offering for these periods. We may terminate this offering at any time.

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